                                                    Filed Pursuant To 424(B)(3)
                                                    File No. 333-24115

                              YOUR MONEY CAN BEGIN
                            EARNING THESE HIGH RATES

                 PROSPECTUS SUPPLEMENT DATED FEBRUARY 10, 1998

                                INVESTMENT NOTES

              Term                     Rate                    Annual Yield*
           ---------                  ------                   -------------
            3 Months                   7.15%                       7.41%
            6 Months                   8.00%                       8.32%
           12 Months                   8.50%                       8.87%
           18 Months                   8.55%                       8.92%
           24 Months                   8.65%                       9.03%
           30 Months                   8.75%                       9.14%
           36 Months                   8.85%                       9.25%
           48 Months                   9.10%                       9.52%
           60 Months                  10.25%                      10.79%
            7 Years                   10.30%                      10.84%
           10 Years                   10.35%                      10.90%

                       Minimum for Investment Notes $1,000

                             NEW MONEY MARKET NOTE
                        RATE 6.15% - ANNUAL YIELD 6.34%*

                           For more information, call
                                 1-800-776-4001

                               American Business
                            Financial Services, Inc.
                            BalaPointe Office Centre
                      111 Presidential Boulevard, Suite 215
                             Bala Cynwyd, PA 19004
                                 1-800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                       IS A NASDAQ LISTED COMPANY (ABFI).

      An offer can only be made by the Prospectus dated February 10, 1998, delivered in conjunction with this Rate Supplement dated February 10, 1998.

     See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

    *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through
                                March 23, 1998.

     The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

American Business
Financial Services Inc.(R)

BalaPointe Office Centre
111 Presidential Boulevard
Bala Cynwyd, PA 19004

INVEST WISELY. INVEST SIMPLY.

Dear Investor:

Sometimes investing your money can be anything but simple. With so many options in the world, making financial decisions can be a difficult chore. But American Business Financial Services is answering back with a trend of simplicity.

ABFS is a company with a history of prosperity. From our fixed rate Investment Notes to our Money Market Notes, you have two maintenance-free ways to invest. The attached Prospectus, dated February 10, 1998, details the latest $125,000,000 offering.

Consider your choice: Investment Notes with annual yields as high as 10.90%, and a flexible Money Market Note with an annual yield of 6.34%. You'll soon see that the high returns have created a simple path for investors: Invest money. Accrue the interest. Reap the yields.

Investors have purchased over $100 million in ABFS Notes. Those with maturities of 12 months and longer pay interest monthly, quarterly, semi-annually, or annually. Other rates and terms are available as detailed in the Prospectus and on the Rate Supplement on the back page. It's simple; the only decision you have to make is how you want to invest. Whatever the term, your interest will grow to higher yields when left to compound daily until maturity.

To invest, first read the attached Prospectus and Rate Supplement, then simply complete, sign, and return the enclosed Investor Order Form along with your check payable to American Business Financial Services, Inc. A return envelope is provided for your convenience.

In the excitement and fury that ends this millennium, look to ABFS for investment opportunities. Invest with simplicity. Invest with history. Invest with ABFS.

If you have any questions, or require additional information, please call 1.800.776.4001.

Sincerely,

American Business Financial Services, Inc.


/s/ Anthony J. Santilli                       WHAT'S INSIDE
---------------------------------             >    Investor Order Forms
Anthony J. Santilli                           >    Reply Envelope
Chairman                                      >    Questions & Answers
                                              >    Prospectus
                                              >    Rate Supplement

                                 1-800-776-4001